Exhibit 16.1

September 24, 2018

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Linn Energy, Inc. and, under the date of February 27, 2018, we reported on the consolidated financial statements of Linn Energy, Inc. as of December 31, 2017 and 2016, for the ten months ended December 31, 2017, the two months ended February 28, 2017, and for the year ended December 31, 2016. On September 21, 2018, we were dismissed. We have read Roan Resources, Inc.’s (the “Company”) statements included under Item 4.01 of its Form 8-K dated September 24, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with Roan Resources, Inc.’s statement that effective as of September 21, 2018, as part of the change in independent registered public accounting firms, the Board confirmed, recommended and approved the appointment of PricewaterhouseCoopers LLP (“PWC”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements as of and for the fiscal year ending December 31, 2018, and we are not in a position to agree or disagree with Roan Resources, Inc.’s statement that during the three most recent fiscal years and through September 24, 2018, that the Company has not consulted with PWC regarding any matter that was the subject of a disagreement or a reportable event described in Items 304(a)(1)(iv) or (v) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP